UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) January 26, 2007

FiberNet Telecom Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

333-7841	52-2255974
(Commission File Number)	(IRS Employer Identification No.)

570 Lexington Avenue, 3rd Floor, New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)

(212) 405-6200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.05 AMENDMENTS TO THE REGISTRANT’S CODE OF ETHICS, OR WAIVER OF A PROVISION OF THE CODE OF ETHICS

On January 26, 2007, Oskar Brecher, a director of FiberNet Telecom Group, Inc. (the “Company”) entered into an agreement to sell his minority ownership interest in gateway.realty.new jersey.llc (“Gateway”) to the majority owner of Gateway. The Company had purchased substantially all of the assets of Gateway in January 2004, and Gateway is currently the owner of 290,800 shares of common stock of the Company. The sale of Mr. Brecher’s interest in Gateway effectively resulted in the sale of shares of Company common stock deemed to be beneficially owned by him.

Under the terms of the Statement of Company Policy – Securities Trades by FiberNet Personnel, which is included as part of the Company’s Corporate Code of Conduct and Ethics (the “Code”), the transfer of Company stock during certain “blackout” periods is prohibited. As a result, the Board of Directors reviewed the facts surrounding Mr. Brecher’s sale of his interest in Gateway and the relevant provisions of the Code. After due consideration, the Board of Directors determined that a one-time waiver of such provisions, as they relate to the sale of Mr. Brecher’s interest in Gateway, was appropriate. The disclosure hereunder is required pursuant to the terms of the Code and also the Marketplace Rules of the Nasdaq Capital Market.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIBERNET TELECOM GROUP, INC.

By:	/s/ Charles Wiesenhart Jr.
Name:	Charles Wiesenhart Jr.
Title:	Vice President—Finance and Chief Financial Officer

Date: February 1, 2007